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                                                                    EXHIBIT 10.1

                        AGREEMENT FOR PURCHASE OF ASSETS


               THIS AGREEMENT FOR PURCHASE OF ASSETS (the "Agreement") is made and effective as of the 12th day of January 1998, by and among THE SIRENA APPAREL GROUP, INC., a Delaware corporation (the "Buyer"), RENEE OF HOLLYWOOD, INC., a California corporation (the "Company"), and SUSAN COLMAN (the "Shareholder"), with reference to the following facts:

        A. The Company is engaged in the business of designing, manufacturing and marketing women's intimate apparel in the United States and throughout the world (the "Intimate Apparel Business").

        B. The Shareholder owns all of the issued and outstanding capital stock of the Company.

        C. The Buyer desires to purchase from the Company, and the Company desires to sell to the Buyer, substantially all of the property and assets of the Company upon the terms and conditions contained herein.

               ACCORDINGLY, subject to the terms and conditions of this Agreement, and on the basis of the premises, representations, warranties and agreements contained herein, the parties hereto agree as follows:

1.      PURCHASE AND SALE OF ASSETS

        1.1    Purchase and Sale.

               (a) Assets to be Purchased. The Company shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase and take from the Company, on the Closing Date (as hereinafter defined), those properties and assets of the Company used in connection with the Intimate Apparel Business which are described on Schedule 1.1(a) hereto, as the same shall exist on the Closing Date (the "Assets").

               (b) Assets to be Retained by the Company. Notwithstanding anything to the contrary contained herein, the Company shall not sell, assign, transfer, convey or deliver to the Buyer hereunder and shall retain, and the Buyer shall not purchase, any properties or assets of the Company which are not described on Schedule 1.1(a) hereto.

               (c) Consideration. As the total consideration for the purchase of the Assets by the Buyer, the Company shall be entitled to the following:


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                      (i) on the Closing Date, the sum of one hundred
seventy-five thousand dollars ($175,000), plus interest accrued from October 4, 1997 to the Closing Date and not yet paid on the promissory note attached as Exhibit A hereto, payable by certified or bank cashier's check; and

                      (ii) an amount equal to the following percentages of Pre-Tax Profits, as such term is defined below, for the periods indicated and payable as set forth in Section 1.1(e) below:

                      A. For the period commencing on the Closing Date and ending twelve (12) months following the Closing Date, twenty-five percent (25%) of Pre-Tax Profits;

                      B. For the period commencing on the first anniversary of the Closing Date and ending twenty-four (24) months following the Closing Date, fifteen percent (15%) of Pre-Tax Profits; and

                      C. For the period commencing on the second anniversary of the Closing Date and ending thirty-six months following the Closing Date, ten percent (10%) of Pre-Tax Profits.

               (d) Definitions. For purposes of this Agreement, the term "Pre-Tax Profits" shall mean the amount of Net Revenue, as defined below, generated by the Jezebel(R) and Body Jewels by Jezebel(R) brands (the "Brands"), less Cost of Sales, Direct Overhead and bank interest. For purposes of calculating Pre-Tax Profits according to the formula set forth above, the term "Net Revenue" shall mean invoiced sales of the Brands, less returns, cash discounts, markdowns and sales allowances deducted by customers and not recovered by the Company after commercially reasonable efforts. "Cost of Sales" shall mean costs of labor incurred by the Company for goods manufactured by outside contractors, the Company's costs of production related to labor and overhead, of a type consistent with the Company's current labor and production practices, for goods manufactured in the Company's facility, and any reserves, such reserves to be determined by the Buyer after consultation with the Shareholder and to be mutually agreed upon, unless determined by the Buyer's Chief Financial Officer or the Buyer's independent accountants to be required in accordance with generally accepted accounting principles ("GAAP"). Finished goods purchased from the Buyer's facility shall be at market prices consistent with prices paid to similar contractors for similar goods. In each case, Cost of Sales will only relate to those goods sold by the Company. "Direct Overhead" shall mean operating and selling expenses incurred by the Company of a type consistent with the Company's current operating and sales practices. The Buyer will not allocate its general corporate overhead to the Company except and only to the extent that such overhead specifically relates to the manufacture and sale of the Brands is moved from the Company's operation to the Buyer's or an employee is transferred. Pre-Tax Profits shall be determined on the basis of an income statement prepared in accordance with GAAP. The consideration payable to the Company described in Section 1.1(c)(ii) above shall by referred to herein as the "Earn-Out."

               (e) Payment of the Earn-Out. The Earn Out shall be payable, to the extent any such amounts are owed after the payment of Advances described below, in cash no later than sixty (60) days following the end of each of the earn-out periods defined in Sections 1.1(c)(ii)(A), (B) and(C) above. The Buyer shall advance to the Company the following amounts (the "Advances," or

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as the context may require, an "Advance"), which Advances shall be fully recoupable against the Earn-Out, on the following dates (the "Advance Dates," or as the context may require, an "Advance Date"):

                      (i) On the Closing Date, twenty-five thousand dollars ($25,000);

                      (ii) On the first anniversary of the Closing Date, thirty-five thousand dollars ($35,000);

                      (iii) On the second anniversary of the Closing Date, thirty-five thousand dollars ($35,000); and

                      (iv) On the third anniversary of the Closing Date, thirty-five thousand dollars ($35,000).

               Each of the Advances provided for above shall be paid in full by the Buyer to the Company notwithstanding the fact that no amount of the Earn-Out is due on the Advance Date pursuant to the formulas set forth in Sections 1.1(c)(ii)(A), (B) and (C) above and notwithstanding the fact that the amount of the Earn-Out due on the Advance Date is less than the amount of the Advance.

               (f) Payment of Earn-Out in the Event of Termination Without Cause. Notwithstanding anything to the contrary contained herein, in the event that the employment of the Shareholder by the Company shall be terminated without cause in accordance with Section 3.2(f) of the Employment Agreement (as defined hereinafter):

                      (i) The Advance provided for in Section 1.1(e)(ii) above shall be paid on the date of termination of the Shareholder's employment;

                      (ii) The Advance provided for in Section 1.1(e)(iii) above shall be paid on the first anniversary of the Closing Date; and

                      (iii) The Advance provided for in Section 1.1(e)(iv) above shall be paid on the second anniversary of the Closing Date.

               (g) Payment of Earn-Out in the Event of Death of the Shareholder. The death of the Shareholder prior to the last date on which a payment is due pursuant to Section 1.1(e) above shall not affect the obligation of the Buyer to make payments of the Earn-Out to the Company hereunder.

               (h) Allocation of Purchase Price. The Buyer and the Company agree that the consideration payable pursuant to this Agreement for the purchase of the Assets shall be allocated for all purposes (including, without limitation, financial accounting and tax purposes) as set forth in Schedule 1.1(f) hereto.

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               (i) Audit. During the period commencing on the Closing Date and ending forty (40) months following the Closing Date, the Company and the Shareholder shall have the right, not more frequently than once every twelve
(12) months, to an audit of the financial records of the Buyer for the purpose of verifying the amounts due and payable pursuant to the Earn-Out. Prior to the commencement of such audit, the Company and the Shareholder shall be required to obtain the reasonable approval of the Buyer as to the choice of auditor and the estimated cost of such audit. In the event that the Company and the Buyer shall agree that any such audit has disclosed an underpayment to the Company for any of the earn-out periods defined in Sections 1.1(c)(ii)(A), (B) or (C) above in the amount of $10,000 or more, all reasonable costs, including, but not limited to, accountants' fees, shall be paid by the Buyer. In the event that the Company and the Buyer shall agree that any such audit has disclosed no underpayment to the Company or an underpayment for any earn-out period in an amount less than $10,000, all reasonable costs, including, but not limited to, accountants' fees, shall be paid by the Company or the Shareholder. The amount of any underpayment or overpayment disclosed by any such audit shall be paid by the Buyer to the Company or reimbursed by the Company or the Shareholder to the Buyer, as the case may be, no later than thirty (30) days following notification to the Buyer of the results of such audit.

        1.2    Assumption of Liabilities.

               (a) The Buyer shall acquire the Assets free and clear of all liens (with the exception of UCC liens relating to the Company's Factoring Agreement (the "Finova Agreement") with Finova Capital Corporation ("Finova") and the Company's lease agreement with IBM Credit Corporation listed on Schedule
2.16 hereto), claims, charges, encumbrances, liabilities, obligations and debts, known and unknown, whether absolute, contingent, accrued or otherwise, including, but not limited to:

                      (i) any and all obligations, commitments or liabilities of the Company or the Shareholder under the promissory note attached as Exhibit A hereto;

                      (ii) any and all obligations, commitments or liabilities of the Company or the Shareholder pursuant to that certain Purchase and Sale Agreement (the "Stock Purchase Agreement") entered into as of July 1, 1995 by and among Jack Duchowny and Beatrice Duchowny, as trustees of the Duchowny Family Trust of 1982 (the "Duchownys"), the Company and the Shareholder, including, but not limited to, the promise of the Shareholder thereunder to pay to the Duchownys the sum of $200,000 plus interest;

                      (iii) any and all obligations, commitments or liabilities of or claims against the Company or the Shareholder to or for any claims made by Pretty, Schroeder & Poplawski, for non-payment of professional fees or for costs and expenses, including attorneys fees, of defending any litigation brought for such non-payment of legal fees;

                      (iv) any and all obligations, commitments or liabilities of or claims against the Company or the Shareholder to or for any claims made by Grobstein & Company or their


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

successors in interest for non-payment of professional fees or for costs and expenses, including attorneys fees, of defending any litigation brought for such non-payment of legal fees;

                      (v) any and all obligations, commitments or liabilities of or claims against the Company or the Shareholder arising out of or in connection with, the transfer and sale of the Assets hereunder, including, but not limited to, the payment of any and all broker's fees;

                      (vi) any and all liabilities for employment, transfer, sales or federal, state or local income taxes arising from the business or operations of the Company prior to the Closing Date or resulting from the sale and transfer of the Assets hereunder;

                      (vii) any and all liabilities for any default in the performance of or breach of any contract, agreement, lease, commitment or obligation by the Company or the Shareholder prior to the Closing Date;

                      (viii) any liability or obligation (whether absolute, contingent or otherwise) of the Company or the Shareholder arising out of any litigation that is pending or threatened as of the Closing Date, whether or not listed on Schedule 2.8;

                      (ix) any liability or obligation arising out of defects in, or damages to persons or property arising out of defects in, products manufactured or sold by the Company on or prior to the Closing Date to the extent such liabilities or obligations exceed any reserves set forth on the books and records of the Company as of the Closing Date;

                      (x) any other liabilities or obligations of the Company existing on the Closing Date which should have been accrued on the books and records of the Company in accordance with the accounting principles utilized in preparing such books and records but which were not so accrued;

                      (xi) any liabilities or obligations (whether absolute, contingent or otherwise) relating to workers' compensation or severance claims made by any employee or former employee of the Company (whether filed or presented before or after the Closing Date) in connection with claims arising on or before the Closing Date to the extent such liabilities or obligations exceed the reserve for workers' compensation set forth on the books and records of the Company as of the Closing Date;

                      (xii) any liabilities or obligations (whether absolute, contingent or otherwise) arising out of any violation of any Environmental Law (as hereinafter defined) by the Company (including fees and penalties for continuing violations) or arising out of the presence of Hazardous Materials (as hereinafter defined) at any of the Company's properties or facilities to the extent existing on or prior to the Closing Date, whether or not listed on any schedules hereto; and



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                      (xiii) any other liability or obligation of the Company or the Shareholder whatsoever not expressly assumed by the Buyer pursuant to
Section 1.3(b) below.

               (b) Notwithstanding anything to the contrary contained herein, the Buyer shall assume the Company's and the Shareholder's obligations: (i) under the promissory notes attached as Exhibits B and C hereto; (ii) for the accounts payable of the Company existing on the Closing Date and which are listed on Schedule 1.2(b) hereto, which Schedule 1.2(b) shall be provided by the Company to the Buyer at the close of business on the business day immediately preceding the Closing Date; and (iii) arising after the Closing Date under the contracts and agreements listed on Schedule 2.16 hereto. The Buyer agrees that, upon its assumption of the Company's obligations under the promissory notes attached as Exhibits B and C hereto, Buyer shall make monthly interest payments on such notes at the rate of interest stated therein, including any accrued and unpaid interest thereon. The obligations of the Company and the Shareholder which are being assumed by the Buyer pursuant to this Section 1.2(b) shall be referred to herein as the "Assumed Liabilities" or as an "Assumed Liability," as the context may require.

        1.3    Delivery of Assets.

               (a) On the Closing Date, the Company shall deliver to the Buyer physical possession of the Assets. With respect to any Assets which cannot be physically delivered because they are in the possession of third parties or are otherwise not located at the Company's place of business, the Company shall give irrevocable instructions to the party in possession thereof that all right, title and interest in and to the same shall have been vested in the Buyer.

               (b) On the Closing Date, and from time to time thereafter, at the request of the Buyer, the Company shall execute and deliver to the Buyer all such deeds, bills of sale, leases, endorsements, assignments, consents and other documents and instruments of conveyance, transfer, assignment or further assurances as shall be necessary or desirable, in the sole opinion of counsel for the Buyer, to vest in or to confirm in the Buyer good title in and to the Assets.

               (c) On the Closing Date, and from time to time thereafter, at the request of the Company, the Buyer shall execute and deliver to the Company such instruments of assumption as shall be necessary or desirable, in the sole opinion of counsel for the Company, to reflect the assumption by the Buyer of the Company's obligations pursuant to Section 1.2(b) hereof.

        1.4 Employment and Noncompetition Agreements. On the Closing Date, the Buyer and the Shareholder shall enter into an Employment Agreement (the "Employment Agreement") and a Noncompetition Agreement (the "Noncompetition Agreement"), substantially in the forms attached hereto as Exhibits D and E, respectively.

        1.5 The Closing. The purchase and sale of the Assets contemplated by this Agreement shall take place at 10:00 a.m. (local time) on February 3, 1998 (the "Closing Date"), at the offices of Manatt, Phelps & Phillips, LLP, 11355 W. Olympic Boulevard, Los Angeles, California, 90064, or at such other time and place as may be mutually agreed upon by the parties in writing. On the Closing



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Date, the Company and the Shareholder shall deliver to the Buyer the instruments of transfer referred to in Section 1.3(b), against receipt of the consideration specified in Section 1.1 and the Buyer shall deliver to the Company the instruments of assumption referred to in Section 1.3(c), and the parties shall deliver all other items contemplated by Sections 6 and 7 hereof to be delivered on or before the Closing Date. All deliveries shall be considered to have taken place simultaneously as a single transaction, and no delivery shall be considered to have been made until all deliveries are completed.


2.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
        SHAREHOLDER

        The Company and the Shareholder each represent and warrant, jointly and severally, to the Buyer as follows:

        2.1 Authority to Enter Agreement and Enforceability. The Company and the Shareholder have, and at the Closing Date will have, all requisite right, power and authority to execute, deliver and perform the terms and conditions of this Agreement without obtaining the approval or consent of any other party or authority, other than those approvals or consents that shall have been obtained prior to the Closing Date; all corporate proceedings have been taken and all corporate authorizations have been secured by the Company which are necessary to authorize the execution, delivery and performance of the terms and conditions of this Agreement; and this Agreement is a legal, valid and binding obligation of each of the Company and the Shareholder and is enforceable against them in accordance with its terms.

        2.2 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with all requisite corporate power and authority to own, lease and operate its property and assets as now owned, leased or operated and to carry on its business as now conducted, and is duly qualified to do business and is in good standing in each of the jurisdictions listed on Schedule 2.2 hereof, which jurisdictions are, to the best knowledge of the Company, all of the jurisdictions in which the conduct of the Company's business or the ownership, lease or use of its property and assets makes such qualification necessary and where the failure to so qualify could materially and adversely affect the business, property or prospects of the Company.

        2.3 Books and Records. The Company has previously made available to the Buyer the books and records of the Company as of November 4, 1997 (the "Financials Date"). Such books and records present fairly, in all respects, the financial condition and results of operations of the Company at the date thereof and for the periods therein referred to. Except as shown on Schedule
2.3 hereto, on the date hereof, the Company has no material liabilities or obligations, whether contingent or absolute, direct or indirect, or matured or unmatured, which are not shown on the books and records of the Company as of the Financials Date.

        2.4 Absence of Certain Changes. Since the Financials Date, there has not been:



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               (a) except as shown on Schedule 2.4(a) hereto, any change in the condition (financial or other), net worth, earnings, results of operations, assets, property, liabilities (whether absolute, accrued or contingent or otherwise), capitalization, business, prospects or results of operations of the Company which, in the aggregate, materially and adversely affect the business, property or prospects of the Company;

               (b) except as shown on Schedule 2.4(b) hereto, any contract or commitment entered into by the Company or the Shareholder relating to the Assets or the business of the Company, other than contracts or commitments made in the ordinary course of business consistent with prior practice or pursuant to this Agreement;

               (c) any sale, assignment, transfer or other disposition of any properties or assets used in connection with the business of the Company, other than inventory or supplies consumed or disposed of in the ordinary course of business;

               (d) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the Assets or the business or properties of the Company;

               (e) any labor disturbance adversely affecting or threatening the business or properties of the Company;

               (f) any change or anticipated change in the relationship between the Company and any of its major customers or suppliers which, taken in the aggregate, could adversely affect the business, property or prospects of the Company;

               (g) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind, of any of the Assets, except for encumbrances that in the aggregate do not detract from the value, interfere with the use or restrict the sale, transfer or disposition of the Assets;

               (h) any other event or condition which has or may adversely affect the business, property or prospects of the Company; or

               (i) any agreement or commitment obligating the Company to do any of the things set forth in the preceding clauses (a), (b), (c), (f) or (g).

        2.5 Intellectual Property. Except as disclosed on Schedule 2.5 hereto, the Company uses and owns no other trade names, trademarks, service marks, patents, copyrights, logos or registrations or applications therefor ("Intellectual Property") in connection with, and none is required for, the business of the Company as presently conducted. To the best knowledge of the Company and the Shareholder, after reasonable inquiry, except as disclosed on
Schedule 2.5 hereto: (i) there are not and have not been any Proceedings (as defined in Section 2.8 below) involving the Company concerning any of the Intellectual Property nor is any such Proceeding threatened; (ii) the Company owns, and has the right and authority to use, all of its Intellectual Property in connection with the conduct of its business as presently conducted and to convey such rights and authority to the Buyer;



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(iii) such use does not conflict with, infringe upon or violate any intellectual property rights or entitlements of any other person, firm or corporation; and
(iv) the Company is not aware of any trademarks, service marks, trade names, domain names, or any other names or designations used, registered, or owned by third parties that infringe upon, conflict with, dilute or violate the Intellectual Property, or the use of the same by third parties which would constitute unfair competition against the Company, in any country of the world.

        2.6 Tax Matters. The Company has properly prepared and timely filed true and complete returns (including information returns) for, and has paid in full, all federal, state, municipal, local or foreign taxes, assessments, additions to taxes, interest, penalties, deficiencies, duties, fees and other government charges or impositions of each and every kind, whether measured by properties, assets, wages, payroll, purchases, value added, payments, sales, use, business, capital stock, surplus or income (collectively, "Taxes") shown due on the applicable tax returns. There is no outstanding or proposed deficiency, claim or assessment by any taxing authority or lien for any Taxes with respect to any tax period of the Company. There is no pending or, to the best knowledge of the Company and the Shareholder, after reasonable inquiry, threatened action, audit, proceeding or investigation pertaining to any Taxes with respect to any tax period of the Company, and the Shareholder and the Company have no knowledge of any basis upon which a deficiency or claim for Taxes might be asserted. As of the date hereof, the Company has no liability with respect to any Taxes whether or not assessed, which is not adequately provided for in tax accrual reserves on the books and records of the Company as of the Financials Date.

        2.7 Insurance. Schedule 2.7 contains a true and complete list of all insurance policies of the Company in effect as of the date hereof. No insurance coverage provided by such policies will terminate or lapse by reason of the transactions contemplated by this Agreement. Each such policy is valid and binding and in full force and effect, no premiums due thereunder have not been paid and the Company has not received any notice of cancellation or termination in respect of any such policy or is in material default thereunder. The Company has not received notice that any insurer under any such policy is denying liability with respect to a material claim thereunder or defending against a material claim under a reservation of rights clause.

        2.8 Litigation. Except as set forth on Schedule 2.8 hereto, there are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the best knowledge of the Company and the Shareholder, after reasonable inquiry, threatened by, against or affecting the Company or the Assets or, to the extent the business or operations of the Company or the Assets may be adversely affected thereby, any of the Company's officers, directors, employees or agents ("Proceedings").

        2.9 Compliance with Law and Other Instruments. Except as described on
Schedule 2.9 hereto, the business and operations of the Company have been and are being conducted in accordance with all applicable laws, ordinances, rules and regulations of all authorities, violation of which, individually or in the aggregate, could materially and adversely affect the business, properties or prospects of the Company. Except as described on Schedule 2.9 hereto, the Company is not in violation of, or in default under, any term or provision of its Articles of Incorporation or of any lien,



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

indenture, mortgage, lease, agreement, instrument, commitment or other arrangement, or subject to any restriction of any kind or character, which materially and adversely affects the Assets or the business, properties or prospects of the Company. The consummation of the transactions contemplated by this Agreement will not conflict with or result in the breach of any term or provision of, or constitute a default under, the Articles of Incorporation or Bylaws of the Company, or any statute, order, judgment, writ, injunction, decree, license, permit, approval, authorization, rule or regulation of any court or any governmental or regulatory body, or any agreement, lease, contract, document or obligation of any kind or nature to which the Company is a party or by which it is bound.

        2.10 Brokerage and Finder's Fees. Except as described on Schedule 2.10 hereto, the Company has not incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transaction contemplated by this Agreement.

        2.11 Employment and Labor Matters. The Company has delivered to the Buyer an accurate and complete schedule of all employees (including current base salary and annual bonus information) who have provided services to the Company during the last year. Schedule 2.11 hereto lists the parties to all employment, severance and consulting agreements to which the Company is a party. Except as specifically set forth in Schedule 2.11, none of the agreements listed thereon provides for additional or accelerated payments or other consideration to be made on account of the transactions contemplated by this Agreement. True and correct copies if in writing, and if oral, accurate written summaries, of each of the foregoing have been delivered to or made available for review by the Buyer. There are no oral modifications to any of such agreements. Schedule 2.11(a) hereto contains a true and complete list of: (i) all unpaid wages due and payable as of the date hereof, whether to payroll employees, part-time or full-time employees or to independent contractors; (ii) all commissions owed to sales representatives as of the date hereof; and (iii) all vacation time accrued and unused by employees of the Company as of the date hereof. Except as disclosed in Schedule 2.11(a), there are no amounts owed to employees or independent contractors of the Company for wages, over-time, commissions or vacation time, and no controversies are pending or, to the best knowledge of the Company and the Shareholder, are threatened between the Company and any of its employees or representatives of its employees, except as could not, individually or in the aggregate, have a material adverse effect on the Company. Except as disclosed in Schedule 2.11(a), there are no claims, actions or proceedings pending before the Equal Employment Opportunity Commission or the National Labor Relations Board nor, to the best knowledge of the Company and the Shareholder, is there a reasonable basis for any such claim, action or proceeding. The Company is in compliance with all applicable labor and employment laws, except where the failure so to comply could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company.



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        2.12   Environmental Matters.

               (a) To the best knowledge of the Company and the Shareholder, the Company and the operations of the Company are in compliance with all Environmental Laws (as hereinafter defined) except where non-compliance would not reasonably be expected to have a material adverse effect on the Company or on the Company's business.

               (b) To the best knowledge of the Company and the Shareholder, except as disclosed on Schedule 2.12 hereto, no Environmental Claim (as hereinafter defined) has been asserted or threatened to be asserted against the Company or any predecessor in interest which could reasonably be expected to have a material adverse effect on the Company or on the Company's business.

               (c) To the best knowledge of the Company and the Shareholder, except as disclosed on Schedule 2.12 hereto, no Hazardous Material (as hereinafter defined) is present in any of the properties owned or occupied by the Company, the presence of which could reasonably be expected to have a material adverse effect on the Company or on the Company's business.

               (d) As used herein:

                      (i) "Environmental Claim" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental or Regulatory Authority, or any third party, involving (A) violations of Environmental Laws, or (B) any Releases (as hereinafter defined) or discovery of Hazardous Materials (x) from or on any assets, properties or businesses of the Company or any predecessor in interest, (y) from or on adjoining properties or businesses, or (z) from or on any facility which received Hazardous Materials generated by the Company or any predecessor in interest;

                      (ii) "Environmental Laws" include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 6901 et seq., as amended; the Clean Air Act ("CAA"), 42 U.S.C. 7401 et seq., as amended, the Clean Water Act ("CWA"), 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. 655 et seq., and any other federal, state, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of conduct for protection of human health or the environment;

                      (iii) "Hazardous Material" means (A) any petroleum or petroleum products, flammable explosives, radioactive materials, friable asbestos-containing materials and transformers or other electrical equipment that contain dielectric fluid containing polychlorinated biphenyls (PCBs); or
(B) any elements, compounds, chemicals or other materials or substances which are now or hereafter become defined, listed or otherwise classified as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "contaminants," "pollutants," "solid waste,"

"extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import under any Environmental Law;

                      (iv) "Release" means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

        2.13 Inventory. On the Closing Date, the inventory and supplies used in connection with the business or operations of the Company will consist of items of a quality and quantity normally used by the Company in the ordinary course of business. The quantities of inventory maintained by the Company are reasonable in the present circumstances of its business. The values reflected on the books and records of the Company as of the Financials Date of obsolete or substandard items of inventory have been written down to realizable market values or written off, or adequate reserves therefor have been established. To the best knowledge of the Company and the Shareholder, after reasonable inquiry, there are no defects (by reason of design, manufacturing, labeling or otherwise) in any products manufactured or sold by the Company on or prior to the Closing Date.

        2.14 Personal Property. Schedule 2.14 hereto contains a complete and accurate list briefly describing and specifying all machinery, instruments, equipment and furniture which are used in connection with the business or operations of the Company as of the date hereof, whether amortized or not, the cost of which on the accounting records of the Company exceeds $5,000. Such property and assets are owned or leased by the Company free and clear of all liens, claims, charges, pledges, security interests and encumbrances of any kind or nature, except for encumbrances that in the aggregate do not detract from the value, interfere with the use or restrict the sale, transfer or disposition of such personal property. All machinery and equipment purchased by the Buyer hereunder shall be purchased "as is"; provided, however, that no changes, modifications or alterations to such machinery and equipment shall have been made from the date hereof to the Closing Date. Except as provided on Schedule 2.14(a) hereto, the leases pursuant to which the Company holds any property or assets listed in Schedule 2.14 are in full force and effect on the date hereof, and are enforceable in accordance with their terms; the Company is in compliance thereunder and no event has occurred which through the giving of notice or the lapse of time would cause or constitute a default or the acceleration of any obligation of the Company thereunder or the creation of a lien or encumbrance upon any of the property listed in Schedule 2.14; and all such leases are valid and enforceable by the Company. The Company shall provide the Buyer at Closing with a list of personal property of the Shareholder which shall not be considered part of the Assets and which the Company shall not sell to the Buyer and which the Buyer shall not purchase.

        2.15 Real Property. Schedule 2.15 lists all real property owned, leased or otherwise used in connection with the business and operations of the Company. The leases set forth on Schedule 2.15 constitute valid and enforceable leasehold interests of the Company free and clear of all liens, charges or encumbrances and such leases are in full force and effect on the date hereof; all parties thereto are in compliance thereunder and no event has occurred which through the giving of notice or lapse of time would constitute a default by the Company thereunder; and no claim has been asserted adverse to the rights of the Company affecting or questioning the Company's right to the continued possession or use of the leased premises. Each lease is freely assignable, or, if the consent of the landlord or of a mortgagee to the assignment thereof is required in connection with the transactions contemplated by this Agreement, such consents will have been obtained prior to the Closing Date. To the best knowledge of the Company and the Shareholder, there are no structural defects or deferred maintenance in any facility used by the Company in connection with the operation of its business which might materially and adversely affect the business or operations of the Company.

        2.16 Contracts and Agreements. Except as described in Schedule 2.16(a), and with the exception of any obligations owed to trade vendors in the amount of $5,000 or less, the Company has performed all material obligations required to be performed as of the date hereof under the contracts and agreements listed on
Schedule 2.16 hereto (the "Assumed Contracts") and is not in default under any such contracts. To the best knowledge of the Company and the Shareholder, all parties to such contracts are in compliance thereunder, and no event has occurred which through the giving of notice or the lapse of time or both could cause or constitute a default under any such contract or could cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any of the Assets, other than a default which shall have been waived by each party thereto and the Buyer before the Closing Date. All such contracts are legal, valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms.

        2.17 Licenses. Schedule 2.17 hereto contains a list and brief description of all licenses, permits, orders, approvals, authorizations and accreditations issued to the Company in connection with the business or operations of the Company. To the best knowledge of the Company and the Shareholder, there are no deficiencies presently in existence in the Company's operations which would preclude the reissuance of such licenses.

        2.18 Suppliers. Schedule 2.18 hereto sets forth a true and complete list of all suppliers of the Company who supplied goods or services in excess of $10,000 during the ten months ended on November 4, 1997. The relationship of the Company with each such supplier is a reasonably good commercial working relationship. Except as described on Schedule 2.18, no such supplier of the Company has canceled or otherwise terminated, or to the best knowledge of the Company and the Shareholder, has threatened to cancel or otherwise terminate, its relationship with the Company or has decreased materially or, to the best knowledge of the Company and the Shareholder, threatened to decrease materially, its services, supplies or material to the Company. Except as described on
Schedule 2.18, the Company has not received any written notice that any such supplier intends to cancel or otherwise modify its relationship with the Company or materially to decrease its services, supplies or materials to the Company.

        2.19 Accounts Receivable. All accounts receivable of the Company reflected in the books and records of the Company as of the Financials Date or acquired by the Company after the date thereof: (i) have arisen in the ordinary course of business, (ii) represent valid obligations to the Company, (iii) are current and collectible in amounts not less than the aggregate amount thereof (net of reserves established in accordance with prior practice) carried on the books of the Company, and (iv) to the best knowledge of the Company and the Shareholder, are not subject to any counterclaims or set-offs. Except as shown on Schedule 2.19 hereto, all items which are required to be reflected as accounts receivable on the books and records of the Company as of the Financials Date consistent with the accounting practices of the Company for prior periods are so reflected.

        2.20 No Misrepresentations. To the best knowledge of the Company and the Shareholder, no representation, warranty or statement made, or information provided, by the Company or the Shareholder in this Agreement or in any other document or instrument furnished or to be furnished by or on behalf of the Company or the Shareholder pursuant hereto or as contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

        2.21 Interpretation and Survival of Representations and Warranties. Notwithstanding any right of the Buyer to fully investigate the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by the Buyer pursuant to such investigation or right of investigation, the Buyer has the right to rely fully upon the representations, warranties, covenants and agreements contained in this Agreement or in any exhibits and schedules annexed hereto. Each warranty, representation, and covenant contained herein is independent of all other warranties, representations and covenants contained herein (whether or not covering identical or related subject matter) and must be independently and separately complied with and satisfied. Prior to the Closing Date, the Buyer shall have informed the Company of any facts or information that the Buyer shall have discovered that would cause any of the Company's or the Shareholder's representations and warranties contained in this Agreement to be incorrect or untrue.

3.      REPRESENTATIONS AND WARRANTIES OF THE BUYER

        The Buyer represents and warrants to the Company as follows:

        3.1 Authority to Enter Agreement and Enforceability. The Buyer has, and at the Closing Date will have, all requisite right, power and authority to execute, deliver and perform this Agreement without obtaining the approval or consent of any other party or authority; all corporate proceedings have been taken and all corporate authorizations have been secured by the Buyer which are necessary to authorize the execution, delivery and performance of this Agreement; and this Agreement is a legal, valid and binding agreement of the Buyer and is enforceable in accordance with its terms.

        3.2 Organization and Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority (corporate and other) to own, lease and operate its properties and assets as now owned, used or operated and to carry on its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, lease or use of its properties and assets makes such qualification necessary and where the failure to so qualify would materially and adversely affect the business, properties or prospects of the Buyer taken as a whole.

        3.3 Compliance with the Law and Other Instruments. The consummation of the transactions contemplated by this Agreement will not conflict with or result in the breach of any term or provision of, or constitute a default under, the Buyer's Certificate of Incorporation or Bylaws, or any statute, order, judgment, writ, injunction, decree, license, permit, approval, authorization, rule or regulation of any court or any governmental or regulatory body, or any agreement, lease, contract, document or obligation of any kind or nature to which it is a party or by which it is bound.

        3.4 Brokerage and Finder's Fees. The Buyer has not incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

        3.5 Seller's Permit. The Buyer has, and at the Closing Date will have, a valid seller's permit.

4.      COVENANTS OF THE COMPANY AND THE SHAREHOLDER

        4.1 Operation of the Business of the Company. During the period from and after the date of this Agreement and until the Closing Date, the Company and the Shareholder hereby agree that, unless they obtain the prior written consent of the Buyer to the contrary, they shall operate the business of the Company as now operated and only in the ordinary course.

        4.2 Access to Information and Records.

            (a) Prior to the Closing Date, the Company and the Shareholder will
(i) give the Buyer and its authorized representatives full access to the facilities and to the books and records of the Company, (ii) permit the Buyer and all such persons to make such inspections as they may reasonably request and
(iii) cause the officers of the Company to furnish the Buyer and its representatives with such financial and operating data and other information with respect to the business of the Company as they may from time to time reasonably request and (iv) permit the Buyer and its representatives to discuss the business of the Company with the respective officers, employees, customers, suppliers and distributors of the Company. The Buyer's and its representatives' actions under this Section 4.2 shall be conducted with the prior approval of the Company and in such a manner as not to interfere unreasonably with the operations or commercial relationships of the Company.

            (b) No investigation or inquiry made by the Buyer hereunder shall in any way affect or lessen the representations and warranties made by the Company or the Shareholder under this Agreement. Prior to the Closing Date, the Buyer shall have informed the Company of any facts or information that the Buyer shall have discovered that would cause any of the Company's or the Shareholder's representations and warranties contained in this Agreement to be incorrect or untrue.

        4.3 Licenses and Consents. The Company and the Shareholder shall use their best efforts and cooperate fully with the Buyer prior and subsequent to the Closing Date in connection with the Buyer's efforts to obtain all licenses, permits, and other authorizations necessary for the continued operation of the business of the Company as now operated and to obtain any and all third party consents necessary to transfer the Assumed Contracts pursuant to this Agreement.

        4.4 Confidential Treatment. Except as contemplated by this Agreement or necessary to carry out the transactions contemplated hereby, all information or documents furnished hereunder by the Buyer to the Company or the Shareholder shall be kept confidential by the party to whom furnished at all times both before and after the Closing Date whether or not such transactions are consummated. In the event such transactions are not consummated, the Company and the Shareholder shall return to the Buyer all documents furnished hereunder.

        4.5 Performance of Assumed Contracts. The Company shall perform in all material respects all obligations required to be performed under the Assumed Contracts on or before the Closing Date, with the exception of any obligations owed to trade vendors in the amount of $5,000 or less, and with such exceptions as are disclosed on Schedule 2.16 hereto. The Company and the Shareholder covenant and agree to use their best efforts to perform their respective obligations under such contracts and agreements under which the failure to perform could reasonably be expected to have a material adverse effect on the business, property or prospects of the Company. On or before the Closing Date, the Company shall furnish the Buyer with the original or true and correct copies of each of the Assumed Contracts.

        4.6 No Solicitation. Between the date hereof and the earlier to occur of the Closing Date or the termination of this Agreement, neither the Shareholder nor the Company, nor any of their respective affiliates, directors, officers, employees, representatives or agents shall solicit, encourage (including by way of furnishing any non-public information concerning all or a portion of the Company) or, subject to their fiduciary obligations, consider any other Acquisition Proposal. As used in this Section 4.6, the phrase "Acquisition Proposal" shall mean a proposal for the acquisition of all or a portion of the assets or capital stock of the Company.

        4.7 Payment of Obligations. On or prior to the Closing Date, the Company and the Shareholder shall have satisfied all of their respective obligations under the promissory note attached as Exhibit A hereto and shall have provided evidence thereof in a form satisfactory to the Buyer in its sole judgment, or in the sole judgment of its counsel. On or prior to the Closing Date, the Company and the Shareholder shall have paid all fees or commissions owed to brokers, finders or agents in connection with the transaction contemplated by this Agreement.

        4.8 Factor Advances. Without the prior written consent of the Buyer, during the period from and after the date of this Agreement and until the Closing Date, the Company shall not draw any over-advances pursuant to the Finova Agreement. For purposes of this Section 4.8, an "over-advance" shall be defined to mean an advance outside of the formula set forth in the Finova

Agreement pursuant to which Finova may make advances to the Company secured by accounts receivable.


5.      COVENANTS OF THE BUYER

        5.1 Confidential Treatment. Except as contemplated by this Agreement or necessary to carry out the transactions contemplated hereby, all information or documents furnished hereunder by the Company or the Shareholder to the Buyer shall be kept confidential by the Buyer at all times before the Closing Date, and afterwards if the transactions contemplated hereby are not consummated. In the event such transactions are not consummated, the Buyer shall return to the Company and the Shareholder all documents furnished hereunder.

        5.2 Licenses and Consents. The Buyer shall use its best efforts to obtain all licenses, permits, accreditations, certifications and other authorizations necessary for the continued operation of the business of the Company as now operated and the consummation of the transactions contemplated by this Agreement.


6.      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER

        The obligation of the Buyer to consummate the transactions contemplated by this Agreement is expressly subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by the Buyer in writing):

        6.1 Representations and Warranties. All representations and warranties of the Company and the Shareholder contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made at and as of such date.

        6.2 Covenants. The Company and the Shareholder shall have performed and satisfied in all material respects all covenants and conditions required by this Agreement to be performed or satisfied by them on or prior to the Closing Date.

        6.3 Certificates. On the Closing Date, the Company and the Shareholder each shall furnish the Buyer with a certificate dated as of the Closing Date, signed by a duly authorized officer in the case of the Company, to the effect that all of the representations and warranties of the Company and the Shareholder, respectively, contained in this Agreement remain true and correct as of the Closing Date as if made at and as of that date and to the effect that they have performed and satisfied in all material respects all covenants and conditions required by this Agreement to be performed or satisfied by them on or prior to the Closing Date.

        6.4 Absence of Litigation. No action or proceeding shall have been instituted or threatened and, in the reasonable opinion of counsel to the Buyer, no action or proceeding is likely to be instituted before any court or governmental body or authority the result of which could prevent or make illegal the consummation of the transactions contemplated by this Agreement or which could materially and adversely affect the Assets or the business, properties or prospects of the Company.

        6.5 G22 Settlement. The Company shall have entered into a settlement agreement with G22-Altesse Co., Ltd. ("G22"), in form and substance reasonably satisfactory to the Buyer and its counsel or the parties hereto shall have entered into an agreement, in form and substance reasonably satisfactory to the Buyer and its counsel, pursuant to which the Company and the Shareholder shall indemnify the Buyer against certain liabilities arising out of the Company's current contract dispute with G22.

        6.6 Consents and Releases from Former Shareholders. On the Closing Date, the Company and the Shareholder shall provide the Buyer with written evidence, in form and substance reasonably satisfactory to the Buyer and its counsel, that: (i) the holder of the promissory note attached as Exhibit A hereto has released the Company and the Shareholder from all further obligation or liability pursuant thereto; (ii) the Duchownys have released the Company and the Shareholder from all further obligations, commitments or liabilities pursuant to the Stock Purchase Agreement, including, but not limited to, the promise of the Shareholder thereunder to pay the Duchownys' the sum of $200,000 plus interest, and have released all security interests held by them in the common stock of the Company pursuant to that certain Stock Pledge Agreement entered into as of July 1, 1995 among the Duchownys, the Shareholder and the Company; and (iii) the obligations assumed by the Buyer pursuant to the promissory notes attached as Exhibits B and C hereto mature thirteen (13) months following the Closing Date.

        6.7 Approval of Documentation. The form and substance of all opinions, certificates, instruments of transfer and other documents to be furnished by the Company, the Shareholder or their counsel hereunder shall be satisfactory in all reasonable respects to the Buyer and its counsel.

        6.8 Instruments of Transfer. The Company shall have delivered to the Buyer all such deeds, bills of sale and other documents and instruments of conveyance, transfer, assignment and further assurances as shall have been requested by the Buyer pursuant to Section 1.3(b) hereof.

        6.9 Employment and Noncompetition Agreements. The Shareholder shall have executed and delivered to the Buyer the Employment Agreement and the Noncompetition Agreement substantially in the forms attached hereto as Exhibits D and E, respectively.

        6.10 Absence of Material Adverse Changes. There shall not have occurred between the date hereof and the Closing Date any material adverse change in the operations, condition (financial or otherwise), prospects or affairs of the business of the Company or any portion thereof.

        6.11 Bulk Sales. If in the sole judgment of the Buyer and its counsel, compliance with Sections 6101-6107 of the California Uniform Commercial Code (the "UCC") would require the Buyer to satisfy the claim of any creditor of the Company or the Shareholder which is not an Assumed Liability pursuant to Section 1.2(b) hereof, or if the effect of Sections 6101-6107 of the UCC would be to make the Buyer liable for the claim of any creditor of the Company or the Shareholder which is not an Assumed Liability, the obligation of the Buyer to consummate the transactions contemplated by this Agreement shall terminate at the discretion of the Buyer.

        6.12 Licenses. The Buyer shall have obtained reasonable assurances of the issuance or continuation of all licenses, permits and other authorizations necessary for the continued operation of the business of the Company as now conducted.

        6.13 Certified Resolutions and Charter Documents. The Company shall have furnished the Buyer with copies of (i) all requisite corporate proceedings authorizing the execution and delivery of this Agreement, certified by a duly authorized officer of the Company and (ii) its Articles of Incorporation, certified as of a recent date by the Secretary of State of the State of California.

        6.14 Incumbency Certificates. The Company shall have furnished the Buyer with a specimen of the signature of each of its officers who has executed this Agreement or any document delivered in connection with the transactions contemplated hereby, certified by a duly authorized officer.

        6.15 Agreement between Factors. On or before the Closing Date, the Company, the Buyer, Finova and Heller Financial, Inc. ("Heller") shall have entered into the Indemnity, Release and Remittance Agreement substantially in the form attached hereto as Exhibit F.

7.      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE  COMPANY AND THE
        SHAREHOLDER

        The obligation of the Company and the Shareholder to consummate the transactions contemplated by this Agreement is expressly subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by the Company in writing):

        7.1 Representations and Warranties. All representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made at and as of such date.

        7.2 Covenants. The Buyer shall have performed and satisfied in all material respects all covenants and conditions required by this Agreement to be performed or satisfied by it on or prior to the Closing Date.

        7.3 Certificates. On the Closing Date, the Buyer shall furnish the Company with a certificate dated the Closing Date signed by a duly authorized officer to the effect that all of its representations and warranties contained in this Agreement remain true and correct as of the Closing Date as if made at and as of that date and to the effect that it has performed and satisfied in all material respects all covenants and conditions required by this Agreement to be performed or satisfied by it on or prior to the Closing Date.

        7.4 Absence of Litigation. No action or proceeding shall have been instituted or threatened and, in the reasonable opinion of counsel to the Company, no action or proceeding is likely to be instituted before any court or governmental body or authority the result of which could prevent or make illegal the consummation of the transactions contemplated by this Agreement.

        7.5 Approval of Documentation. The form and substance of all certificates, instruments of transfer and other documents to be furnished by the Buyer hereunder shall be satisfactory in all reasonable respects to the Company and its counsel.

        7.6 Instruments of Assumption. The Buyer shall have executed and delivered to the Company all such instruments of assumption as shall have been requested by the Company pursuant to Section 1.3(c) hereof.

        7.7 Employment and Noncompetition Agreements. The Buyer shall have executed and delivered to the Shareholder the Employment Agreement and the Noncompetition Agreement substantially in the forms attached hereto as Exhibits D and E, respectively.

        7.8 Certified Resolutions and Charter Documents. The Buyer shall have furnished the Company with copies of (i) all requisite corporate proceedings authorizing the execution and delivery of this Agreement, certified by a duly authorized officer of the Buyer, (ii) its Certificate of Incorporation, certified as of a recent date by the Secretary of State of the State of Delaware and (iii) its Bylaws, certified by a duly authorized officer.

        7.9 Incumbency Certificates. The Buyer shall have furnished the Company with a specimen of the signature of each of its officers who has executed this Agreement or any document delivered in connection with the transactions contemplated hereby, certified by a duly authorized officer.

        7.10 Agreement between Factors. On or before the Closing Date, the Company, the Buyer, Finova and Heller shall have entered into the Indemnity, Release and Remittance Agreement substantially in the form attached hereto as Exhibit F.

 8.     TERMINATION.

        8.1 Termination of Agreement. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing Date, as follows:

               (a) By mutual consent of the parties hereto.

               (b) By any of the parties hereto if the transactions contemplated hereby have not been consummated by February 15, 1998.

        8.2 Effect of Termination. Except for Sections 4.4, 5.1, 10.16 and 10.19 of this agreement, in the event that this Agreement shall be terminated pursuant to Section 8.1 hereof, all further obligations of the parties hereto under this Agreement shall terminate without further liability of any party to another.

9.      INDEMNIFICATION

        9.1 Indemnification. The Company and the Shareholder jointly and severally shall indemnify the Buyer and hold it harmless against and in respect of any and all payments, damages, demands, claims, losses, expenses, costs, obligations and liabilities, contingent or otherwise, matured or unmatured, of any nature whatsoever (including, but not limited to, reasonable attorneys' fees and costs) which arise or result from or are related to in whole or in part any liability or obligation relating to the Company not assumed by the Buyer pursuant to Section 1.2(b) hereof (irrespective of whether such liability arises out of a breach of any representation or warranty contained herein). Each party hereto shall indemnify each other party hereto and hold it harmless against and in respect of any and all payments, damages, demands, claims, losses, expenses, costs, obligations and liabilities, contingent or otherwise, matured or unmatured, of any nature whatsoever (including, but not limited to, reasonable attorneys' fees and costs) which arise or result from or are related in whole or in part to any breach by such indemnifying party or failure by such indemnifying party to perform any of its representations, warranties, commitments, obligations, covenants or conditions hereunder. Each party hereto shall reimburse each other party hereto on demand for any payment made or loss suffered by it any time after the date hereof, based upon the judgement of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement (which shall be approved by the indemnifying party, which approval shall not be unreasonably withheld) of claims, demands or actions in respect of any damages to which the foregoing indemnity relates. Consummation of the transactions contemplated by this Agreement shall not be deemed or construed to be a waiver of any right or remedy of the indemnified party nor shall this section or any other provision of this Agreement be deemed or construed to be a waiver of any ground of defense by the indemnified party.

        9.2 Third Party and Certain Environmental Claims.

            (a) The party indemnified hereunder (the "Indemnitee") shall promptly notify the indemnifying party (the "Indemnitor") of the existence of any claim, demand or other matter involving liabilities to third parties to which the Indemnitor's indemnification obligations would apply and shall give the Indemnitor a reasonable opportunity to defend the same at its own expense and with counsel of its own selection (who shall be approved by the Indemnitee, which approval shall not be unreasonably withheld); provided, however, that the Indemnitee at all times also shall have the right to fully participate in the defense at its own expense. If the Indemnitor within a reasonable time after such notice fails to defend such claim, or fails to pursue such defense vigorously once commenced, the Indemnitee shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf, for the account and at the risk and expense of the Indemnitor. Except as provided in the preceding sentence, the Indemnitee shall not compromise or settle the claims or other matter without the prior written consent of the Indemnitor in each instance. If the claim is one that cannot by its nature be defended solely by the Indemnitor, the Indemnitee shall make available all information and assistance that the Indemnitor reasonably may request; provided, however, that any associated expenses shall be paid by the Indemnitor. Notwithstanding the foregoing, there is no third party beneficiary of this Agreement.

               (b) Notwithstanding any other provision of this Section 9, in the event that the Shareholder fails to take appropriate action to remediate any violation of, or noncompliance with, any Environmental Law existing as of the Closing Date (including, without limitation, environmental conditions listed on Schedule 2.12, as determined by any governmental authority in a final, non-appealable order, within such time period as may be required by such governmental authority, and such time period has elapsed, the Buyer may make appropriate arrangements, at the Company's or the Shareholder's expense, to remediate any such violation of, or noncompliance with, Environmental Laws in accordance with the order of the governmental agency. The Company or the Shareholder shall reimburse the Buyer, within ninety (90) days of submission by the Buyer of an invoice, for any and all such expenses incurred by the Buyer in connection with actions taken pursuant to this Section 9.2(b).

        9.3    Limitations on Liability.

               (a) Notwithstanding anything to the contrary contained herein, in no event shall the aggregate obligation of the Company and the Shareholder under Sections 9.1 and 9.2 above exceed the aggregate amount of $396,000.

               (b) Neither the Company and the Shareholder nor the Buyer shall be required to indemnify the other hereunder unless the aggregate of all amounts due by the indemnifying party under this Agreement exceeds $20,000.

10.     MISCELLANEOUS

        10.1 Survival of Representations, Warranties and Covenants. All representations, warranties, covenants and agreements made by the Buyer, the Company or the Shareholder in this Agreement (including statements contained in any Schedule or certificate or other instrument delivered by or on behalf of any party hereto or in connection with the transactions contemplated hereby) shall survive for a period of one (1) year following the Closing Date.

        10.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (i) if personally delivered, when so delivered, (ii) if mailed, three (3) days after having been placed in the United States mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address set forth below or (iii) if given by telex or telecopier, when such notice or other communication is transmitted to the telex or telecopier number specified below and the appropriate answer back or telephonic confirmation is received:




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

        If to the Buyer:

               The Sirena Apparel Group, Inc.
               10333 Vacco Street
               South El Monte, California  91733
               Attention:  Douglas Arbetman, President
               Telecopier Number: (818) 442-2280


        With a copy to:

               Manatt, Phelps & Phillips, LLP
               11355 West Olympic Blvd.
               Los Angeles, California  90064
               Attention: Paul H. Irving, Esq.
               Telecopier Number: (310) 312-4224


        If to the Company or the Shareholder:

               Renee of Hollywood
               3631 Union Pacific Avenue
               Los Angeles, California  90023
               Attention:  Susan Colman, President
               Telecopier Number:  (213) 264-6705


        With a copy to:

               Baker & Hostetler, LLP
               600 Wilshire Boulevard
               Los Angeles, California  90017-3212
               Attention:  Jonathan R. Hodes, Esq.
               Telecopier Number:  (213) 975-1740

Any party may change the address to which such notices are to be addressed by giving the other parties notice in the manner herein set forth.

        10.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, relating to the subject matter of this Agreement. No supplement, modification, waiver or termination of this Agreement shall be valid unless executed by the party to be bound thereby. No waiver of any of the provisions of this

Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

        10.4 Headings. Section and subsection headings are not to be considered part of this Agreement and are included solely for convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provisions hereof.

        10.5 Successors and Assigns. All of the terms, provisions and obligations of this Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, representatives, executors, administrators and permitted successors and assigns.

        10.6 Governing Law. The validity, construction and interpretation of this Agreement shall be governed in all respects by the laws of the State of California applicable to contracts made and to be performed wholly within that State.

        10.7 Counterparts. This Agreement may be executed in two or more counterparts, each one of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

        10.8 Assignments; Third Parties. The rights and obligations under this Agreement shall not be assignable by any party hereto; provided, however, that should the Buyer sell, transfer, convey, pledge or encumber all or any portion of the Assets, the Buyer may assign rights under this Agreement (including all or part of its rights to indemnification pursuant to Section 9 hereof) appurtenant to such Assets without the prior consent of the Shareholder. This agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and assigns. This Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

        10.9 Consent to Jurisdiction. Each party hereto, to the fullest extent it may effectively do so under applicable law, irrevocably (i) submits to the exclusive jurisdiction of any court of the State of California or the United States of America sitting in the State of California over any suit, action or proceeding arising out of or relating to this Agreement, (ii) waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the establishment of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (iii) consents to process being served in any such suit, action or proceeding by mailing a copy thereof by registered or certified air mail, postage prepaid, return receipt requested, to the address of such party specified in or designated pursuant to Section 10.2. Each party agrees that such service (i) shall be deemed in every respect effective service of process upon such party in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such party.

        10.10 Injunctive Relief. Each party hereto shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce the provisions without the necessity of proving actual damages and without the necessity of posting any bond or other undertaking in connection therewith. This provision with respect to injunctive relief shall not, however, diminish any party's right to any other remedies at law or in equity.

        10.11 Arbitration. Any dispute (except a claim seeking injunctive relief) arising under, out of or in relation to this Agreement or any breach or asserted breach hereof shall be determined and settled by arbitration in Los Angeles, California pursuant to the rules then obtaining of the American Arbitration Association pertaining to a single party arbitrator. Pursuant to the provisions of Section 1283 of the California Code of Civil Procedure, the parties hereby incorporate into this Agreement the terms and provisions of
Section 1283 and Section 1283.05 of the California Code of Civil Procedure as of the date hereof. The prevailing party in such arbitration shall be entitled to reasonable attorneys' fees and costs in such arbitration as part of the award. Any award rendered shall be final and conclusive upon the parties and judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction.

        10.12 Attorneys' Fees. In the event any party takes legal action to enforce any of the terms of this Agreement, the unsuccessful party to such action shall pay the successful party's expenses, including attorneys' fees and costs, incurred in such action.

        10.13 Right to Cure Defaults. No party hereto shall be deemed to be in default of any of its obligations hereunder unless and until the party asserting a default shall have given the defaulting party specific written notice by certified or registered mail, return receipt requested, of the nature of such default and such defaulting party shall have failed to cure such default within thirty (30) days after its receipt of such written notice. Such thirty (30) day cure period may be extended in the sole discretion of the Buyer.

        10.14 Remedies Cumulative. Except as otherwise expressly provided herein, all rights and remedies shall be cumulative, and no right or remedy shall be in limitation of any other right or remedy.

        10.15 Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

        10.16 Further Assurances. Each party hereto shall, from time to time at and after the Closing Date, execute and deliver such instruments, documents and assurances and take such further actions as the other party may reasonably request to carry out the purpose and intent of this Agreement.

        10.17 Expenses. Each party shall bear the expenses incurred by it in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

        10.18 Diligence in Pursuit of Conditions Precedent. The parties shall each exercise all reasonable diligence to fulfill their respective obligations hereunder and shall cooperate fully with the other parties in regard to same to accomplish the Closing. The Shareholder shall use all reasonable efforts to obtain all necessary third-party consents to the assignment to, and assumption by the Buyer of, the Assumed Contracts. In the event that the Shareholder is unable to obtain any such consent, the Shareholder shall attempt on or prior to Closing to make alternative arrangements acceptable to the Buyer to afford the Buyer the benefit of any such Assumed Contract or the equivalent thereof; provided, however, that the Buyer shall not be obligated to assume the Company's obligations under any Assumed Contract unless and until the consent to its assignment has been obtained.

        10.19 Press Releases. Except as may be required by law, prior to the Closing, the parties hereto shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby, and neither party shall issue any such press release nor make any such public statement without the prior written consent of the other party.


        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.


                                            THE SIRENA APPAREL GROUP, INC.



                                            By: /s/ MAURICE B. NEWMAN
                                               ---------------------------------
                                                  Maurice B. Newman, Chairman



                                            RENEE OF HOLLYWOOD, INC.



                                            By: /s/ SUSAN COLMAN
                                               ---------------------------------
                                                   Susan Colman, President

                                            /s/ SUSAN COLMAN
                                            ------------------------------------
                                            SUSAN COLMAN


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